Exhibit 10.1


       SENIOR OFFICER EMPLOYMENT AND NON-COMPETE AGREEMENT


THIS  AGREEMENT  is  made as of March 20, 2003 between  WISCONSIN
ENERGY   CORPORATION  (the  "Company")  and  GALE   KLAPPA   (the
"Executive").

WHEREAS, the Company wishes to employ the Executive as its President and the Executive wishes to accept such employment on the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1. Defined Terms. All of the capitalized terms not otherwise defined in this Agreement are defined in the attached Appendix.

2. Employment. Effective as April 14, 2003 (the "Employment Starting Date"), the Company employs the Executive as the President and the Executive hereby accepts such employment with the Company and agrees to serve in such position and to perform such other executive duties and serve in such other executive capacities not inconsistent with the position of President as the Board of Directors of the Company may request. The Executive's employment is not for any fixed term and the Executive acknowledges that he is an employee at-will. Further:

     (a) Base Salary, Signing Bonus and Bonus Opportunity. Effective as of the Employment Starting Date, the Executive's annual base salary is hereby established at an annual rate of $640,000. The Executive will receive a special lump sum signing bonus of $350,000, with $250,000 of this amount payable promptly after the Employment Starting Date and the balance of $100,000 payable six months later. The Executive's target bonus opportunity for 2003 under the Company's Short-Term Performance Plan (the "STPP") is fixed at 90% of base salary, with a minimum guaranteed bonus of $576,000 for 2003 and a maximum bonus opportunity of two times the target bonus. The Executive's target bonus opportunity under the STPP for 2004 and subsequent years will not be less than 90% of base salary, except under circumstances described in the next sentence. Circumstances under which an adjustment below the 90% target could take place would be limited to a general "Board Action" resulting in the lowering of targets for the entire senior executive group.

     (b)  Stock Based Incentives.  Effective as of the Employment
          Starting Date, the Executive will receive a grant of non-qualified options for 250,000 shares of the Company's common stock (the "Stock") at an exercise price per share equal to the average of the lowest and highest reported sale prices for the Stock on the Employment Starting Date, and on other terms and conditions as specified for other senior officers in the grants made to such officers in January of 2003. Additionally, effective as of the Employment Starting Date, the Executive will be granted an award of restricted stock, with the number of shares awarded to be determined by dividing $1,000,000 by the average of the lowest and highest reported sale prices for the Stock on such date and then rounding the number of shares to the nearest 10. The restricted Stock will vest at the rate of 10% per year of service with the Company by the Executive, and with 100% vesting to occur upon the Executive's death or disability while in the Company's employ.

3.   Other Benefits and Special Additional Pension Benefit.   The
     Executive will be entitled to six weeks of vacation per year, to participate in all retirement and welfare benefit plans and programs generally available to employees in accordance with the terms of such plans and programs and to participate on a basis commensurate with other senior officers of the Company in any benefit plans and programs available to such officers, including the opportunity to participate in the Company's Executive Deferred Compensation Plan (the "EDCP"). Additionally, and provided the Executive's retirement occurs at or after age 60, the Executive shall be entitled to (i) participate in the Company's Supplemental Executive Retirement Plan (the "SERP") with respect to monthly benefit "A," which is designed to make up for any limitations imposed on the amount of Executive's accrued benefit under the Company's tax-qualified defined benefit plan (the "Retirement Account Plan") because of statutory or regulatory limits relating to the Internal Revenue Code, and (ii) receive a special additional pension benefit. Such special additional pension benefit will be equal to the difference between (a) and (b) below, less the monthly lifetime retirement benefits payable to the Executive from all qualified and non-qualified defined benefit pension plans of previous employers of the Executive, calculated as if starting on the same date as the special additional pension benefit, where (a) and (b) are as follows:

          a) equals the monthly lifetime retirement benefit payable from the Company's Retirement Account Plan, plus any amount payable under the SERP monthly benefit "A", and

          b) equals the monthly lifetime retirement benefit that would have been payable from the Management Employees' Retirement Plan of the Company as in effect on December 31, 1995 (the "1995 Management Plan") had the defined benefit formula then in effect continued until the Executive's retirement, calculated without regard to Internal Revenue Code limits, and as if the Executive had started participation in the 1995 Management Plan at age
               27 and as if any deferrals elected by the Executive under the EDCP and any bonuses were all included in the Executive's compensation base for calculating benefits under the 1995 Management Plan.

4. Additional Preretirement Spouse's Benefit. In the event of the Executive's death while in the Company's employ, the Company will pay to the Executive's surviving spouse, if any, a monthly benefit equal to the difference between (a) and (b) below, but reduced as provided below to reflect the vested value of all qualified and nonqualified defined benefit pension plans of previous employers of the Executive, where (a) and (b) are as follows:

          a)   equals  the  monthly  spouse's  benefit  that   is
               payable from the Retirement Account Plan of the Company, plus any amount payable under monthly benefit "A" of the SERP, and

          b) equals the monthly spouse's benefit that would have been payable from the 1995 Management Plan had the defined benefit formula in effect on December 31, 1995 continued until the Executive's death, calculated on all the same assumptions as set forth in Section 3(b)above.

          The reduction attributable to plans of previous employers as referenced above in the event the additional preretirement spouse's benefit becomes payable is to be applied by reducing the monthly surviving spouse benefit calculation as above set forth by one-half of the dollar amount of offset attributable to the plans of previous employers that would have resulted under the third sentence of Section 3 above if
          Section 3 were applicable.

5.   Covered Termination Not Associated with a Change in Control.
     In the event of a Covered Termination Not Associated with a Change in Control, then the Company shall provide the Executive with the following compensation and benefits:

          a) General Compensation and Benefits. The Company shall pay the Executive's full salary to the Executive from the time notice of termination is given through the date of termination of employment at the rate in effect at the time such notice is given or, if higher, at an annual rate not less than twelve times the Executive's highest monthly base salary for the twelve-month period immediately preceding the month in which the Effective Date occurs, together with all compensation and benefits payable to the Executive through the date of termination of employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Such payments shall be made in a lump sum not later than ten business days after such termination. The Company shall also pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due, except that any normal cash severance benefits shall be superseded and replaced entirely by the benefits provided under this Agreement. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements most favorable to the Executive in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to executives of the Company of comparable status and position to the Executive.

          b) Incentive Compensation. Notwithstanding any provision of any cash bonus or incentive compensation plan of the Company, the Company shall pay to the Executive, within ten business days after the Executive's termination of employment, a lump sum amount, in cash, equal to the sum of (i) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination of employment, but which has not yet been paid, and (ii) a pro rata portion of the Highest Bonus Amount for all uncompleted periods under any bonus or incentive compensation plan.

          c) Special Compensation. The Company shall pay to the Executive a lump sum equal to three times the sum of (a) the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the termination of employment plus (b) the Highest Bonus Amount. Such lump sum shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the provisions of Section 5 (f) below apply. The amount of the aggregate lump sum provided by this Section 5
               (c), whether paid immediately or deferred, shall not be counted as compensation for purposes of any other benefit plan or program applicable to the Executive.

          d) Special Retirement Plans Lump Sum. The Company shall pay to the Executive an aggregate lump sum equal to the total of the amounts described in (a) and (b) herein. Amount (a) is a lump sum equal to the difference between (i) the actuarial equivalent of the benefit under the Retirement Account Plan, the SERP monthly benefit "A" and the special additional pension benefit provided under Section 3 above, which the Executive would receive if his employment continued for a three-year period following termination of employment, assuming that the Executive's compensation during such three-year period would have been equal to the Executive's salary as in effect immediately before the termination or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Highest Bonus Amount, and (ii) the actuarial equivalent of the Executive's actual benefit (paid or payable) under the Retirement Account Plan, the SERP monthly benefit "A" and the special additional pension benefit under Section 3 above. Actuarial equivalency for this purpose shall be determined using an interest rate equal to a 36 consecutive month (or shorter period, as explained in the next sentence) average, using the rates as of the last business day of each month starting with January 31, 2002 (the "Month End Rate") of the five year United States Treasury Note yields (the "36 Month Average Rate") in effect ending with the Month End Rate immediately prior to the Effective Date, as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the Retirement Account Plan. Prior to January 31, 2004, the 36 Month Average Rate shall mean only the average of the Month End Rates which have occurred since January 31, 2002, even though less than 36. Amount (b) is a lump sum equal to the total of (i) the additional contributions which would have been made to the Executive's account under the Company's tax-qualified 401(k) plan, plus (ii) the additional contributions which would have been credited to the bookkeeping account balance of the Executive attributable to the 401(k) match feature of the EDCP, had the Executive continued in employment for a three-year period following termination of employment and assuming that the Executive's compensation would have been the same as set forth above and that the Executive had made maximum utilization of the pre-tax and after-tax opportunity in the qualified 401(k) plan and obtained the maximum matching contributions in such plan.
               The amount of the aggregate lump sum under this Section 5(d) shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the provisions of Section 5(f) below apply. The amount of the lump sum provided by this Section 5(d) shall not be treated as compensation for purposes of any other benefit plan or program applicable to the Executive.

          e) Special Additional Monthly Pension Benefit. The Company shall pay to the Executive an additional monthly pension benefit equal to the difference between (i) the pension benefits the Executive would have received under all qualified and non-qualified defined benefit pension plans of his former employer immediately prior to his employment with the Company had he remained with such former employer until age 60, calculated as if his pay with such employer had continued at its 2003 level, increased by 3% annually thereafter, and (ii) the sum of the pension benefits actually payable to the Executive under the Retirement Account Plan and under Section 3 above, which will become vested upon the Executive's termination under this Section 5 without regard to the Executive's age, plus the actuarial equivalent (calculated as provided in subsection (d) above) of the special retirement plans lump sum benefit provided in subsection (d) above, provided that the benefit calculated under
               (i) above is greater than the benefit calculated under (ii) above.

          f) Deferral Option. Notwithstanding any other provision of this Agreement, the Executive may file a written irrevocable deferral election form with the Company both prior to the expiration of thirty days from the date this Agreement is signed by the Executive and prior to the Executive's termination of employment electing to defer all or part of the special compensation provided by Section 5(c) and the special retirement plans lump sum otherwise provided for in Section 5(d). Such form shall irrevocably specify a method of payment for such compensation from among the methods allowable under the EDCP. Any deferred amounts shall be credited with earnings in the manner as elected by the Executive under the terms of the EDCP and the EDCP provisions shall apply to deferrals made hereunder except that (i) any provisions for a mandatory lump sum payment upon a "Change in Control" as defined in the EDCP shall not apply to deferrals made hereunder, (ii) any amounts which become payable under this Section 5(f) shall be deemed for purposes of the EDCP to have become payable on account of the Executive's "retirement," and (iii) the entire amount deferred under this
               Section 5(f) shall be paid in a lump sum by the Company immediately prior to the occurrence of a Change in Control to such grantor or "rabbi" trust as the Company shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor.

          g) Welfare Benefits. Subject to Section 3(h) below, for a three-year period following termination of employment, the Company shall provide the Executive (and his family) with health, life and other welfare benefits (but excluding disability benefits) substantially similar to the benefits received by the Executive (and his family) pursuant to welfare benefit programs of the Company or its affiliates as in effect immediately during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the termination of employment); provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder. For purposes of determining the amount of such welfare benefits, any part of which shall be based on compensation, the Executive's compensation during the relevant three-year period shall be deemed to be equal to the Executive's salary as in effect immediately before the termination of employment or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Highest Bonus Amount. To the extent that any of the welfare benefits covered by this
               Section 3(g) cannot be provided pursuant to the plan or program maintained by the Company or its affiliates, the Company shall provide such benefits outside the plan or program at no additional cost (including, without limitation, tax cost) to the Executive and his family. The Executive shall be entitled to be covered by a retiree medical and dental program at the end of the relevant three-year period, at a cost to the Executive not to exceed the lesser of the cost, if any, charged to other retirees or the COBRA continuation premium charged to terminees who elect to continue in the Company's health plan at their expense under applicable law. The Company shall become obligated to continue such benefits for the remainder of the Executive's life and that of his surviving spouse, notwithstanding any contrary provision or power of amendment or termination reserved to the Company in any otherwise applicable document.

          h) New Employment. If the Executive secures new employment during the three-year period following termination of employment, the level of any benefit being provided pursuant to Section 3(g) hereof shall be reduced to the extent that any such benefit is being provided by the Executive's new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or its affiliates.

          i) Equity Incentive Awards. Notwithstanding the provisions in any stock option award, restricted stock award or other equity incentive compensation award (the "Awards"), the Executive shall become fully vested in all outstanding Awards and all otherwise applicable restrictions shall lapse and for purposes of determining the length of time the Executive has to exercise rights, if applicable under any such Award, the Executive shall be treated as if he had retired from the service of the Company at or after age 55 and completion of ten years of service.

          j) Outplacement and Financial Planning. The Company shall, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion (but at a cost to the Company of not more than $30,000) or, at the Executive's option, the use of office space, office supplies and equipment and secretarial services for a period not to exceed one year. The Company shall also continue to provide the Executive with financial planning counseling benefits through the third anniversary of the date of the Executive's termination of employment, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date.

6. Obligation of the Company on a Covered Termination of Employment Associated with a Change in Control of the Company.
     In the event of a Covered Termination of Employment Associated with a Change in Control of the Company, then the Company shall provide the Executive with the same compensation and benefits and subject to the same terms and conditions as are specified in
     Section 5 above, but the tax gross-up provisions of Section 7 hereof shall apply. Further, the deferral election for the Executive described in Section 5(f) above shall apply, but only if the written irrevocable deferral form is filed with the Company prior to the first date on which a change in Control of the Company occurs.

7.   Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding, and whether or not a Covered Termination of Employment occurs, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by
          Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments

     (b)  Subject to the provisions of paragraph (c) of this Section
          7, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
          Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company.

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the
          Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section
          7) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this
          Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Termination of Employment. The Company shall be entitled to terminate the Executive's employment on account of Disability pursuant to the procedures set forth in Section (e) of the Appendix, for Cause pursuant to the procedures set forth in Section (a) of the Appendix, or without Cause by giving written notice to the Executive of such termination. The Executive may terminate his employment for Good Reason by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than thirty days after the notice is given). In the event of a dispute regarding whether the Executive's voluntary termination qualifies as a termination for Good Reason, no claim by the Company that the same does not constitute a termination for Good Reason shall be given effect unless the Company establishes by clear and convincing evidence that such termination does not constitute a termination for Good Reason. The Executive may also terminate his employment without Good Reason by giving the Company written notice of such termination.

9. Obligations of the Company on Termination of Employment for Death, Disability, for Cause or by the Executive Other than for Good Reason. If the Executive's employment is terminated by reason of his death or Disability (but not under the circumstances covered by paragraph (c)(iv) of the Appendix), or if such employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company will pay to the Executive's estate or legal representative or to the Executive, as the case may be, all accrued but unpaid base salary and all other benefits and amounts which may become due in accordance with the terms of any applicable benefit plan, contract, agreement or practice, including amounts which may have become due under the terms of Sections 3 and 4 of this Agreement, but no other compensation or benefits will be paid under this Agreement.

10. Non-Compete Agreement. In consideration of this Agreement, the Executive agrees that he will not, for a period of one year from the date of his or her termination of employment with the Company, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, executive partner, or investor with any "Competing Enterprise." For purposes of this paragraph, a "Competing Enterprise" means any entity, firm or person engaged in a business within the State of Wisconsin or the upper peninsula area of the State of Michigan (the "Territory") which is in competition with any of the businesses of the Company or any of its subsidiaries within the Territory as of the date the Executive's termination of employment, and whose aggregate gross revenues, calculated for the most recently completed fiscal year of the Competing Enterprise, derived from all such competing activities within the Territory during such fiscal year, equal at least 10% or more of such Enterprise's consolidated net revenues for such fiscal year. If the Executive notifies the Company in writing of any employment or opportunity which the Executive proposes to undertake during the one year non-compete period, and supplies the Company with any additional information which the Company may reasonably request, the Company agrees to promptly notify the Executive within thirty days after all information reasonably requested by it has been provided, whether the Company considers the proposed employment or opportunity to be prohibited by these provisions and, if so, whether the Company is willing to waive the same. Notwithstanding anything in this Section 10, the Executive shall not be prohibited from acquiring or holding up to 2% of the common stock of an entity that is traded on a national securities exchange or a nationally recognized over-the-counter market.

11. Relocation Benefit. The Company will provide the Executive with the same relocation benefits for his move from his current residence to a residence near the Company's principal office in Milwaukee, Wisconsin as are provided on the date of this Agreement by his current employer.

12.  Successors and Binding Agreements.

     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.

     (c) Neither the Company nor the Executive may assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or the laws of descent and distribution. In the event the Executive attempts any assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

13. Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that Section 15 shall be construed in accordance with the Federal Arbitration Act.

15. Resolution of Disputes. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation in Milwaukee, Wisconsin, under the Mediation Procedure of the Center for Public Resources ("CPR"). Unless the parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals. Any such dispute which remains unresolved 45 days after appointment of a mediator, shall be finally resolved by arbitration in Milwaukee, Wisconsin, by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The Company will pay any fees and costs of the mediator in connection with the mediation, but the parties agree to each pay one-half of the fees and costs of the arbitrator in connection with the arbitration.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

17. Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto or their respective successors and legal representatives.

18. Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

19. Certain Limitations. Nothing in this Agreement shall grant the Executive any right to remain an executive, director or employee of the Company or of any of its subsidiaries for any period of time.




IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first written above.

                                WISCONSIN ENERGY CORPORATION


/s/ Gale Klappa                 By: /s/ Richard A. Abdoo
_______________                     ____________________
GALE KLAPPA


                            APPENDIX

This is an appendix to the Senior Officer Employment Agreement between WISCONSIN ENERGY CORPORATION and GALE KLAPPA dated March 20, 2003 (the "Agreement").

As used in the Agreement, the terms set forth below shall have the following meanings:

     (a)  "Cause" means:

          (i) the willful and continued failure of the Executive to substantially perform the Executive's duties (other than failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the "Board"), or the Compensation Committee of the Board (the "Committee") which specifically identifies the manner in which the Board or the Committee believes that the Executive has not substantially performed the Executive's duties, or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is determined by the Board to have been materially and demonstrably injurious to the Company. However, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

The Executive may only be terminated for Cause if the Company gives written notice to the Executive of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Meeting for Cause. The "Special Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the notice of termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by the affirmative vote of at least two-thirds (?) of the entire membership of the Board, excluding employee directors, at the Special Meeting for Cause, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the notice of termination for Cause and that conduct constitutes Cause under this Agreement. In the event of a dispute regarding whether the Executive's employment has been terminated for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

     (b) A "Change in Control" with respect to the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

          (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (?) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

         (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

          (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to a company, at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition; or

          (v) the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.
     For purposes of this Change in Control definition, the terms set forth below shall have the following meanings:

          "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the company.

     (c) "Covered Termination of Employment Associated with a Change in Control" means:

          (i) a termination of employment by the Company other than because of death or Disability and without Cause, which occurs within a period of eighteen months following the Effective Date or,

         (ii) a termination of employment by the Company other than because of death or Disability and without Cause within a period of six months prior to the Effective Date, and it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, or

         (iii) a termination of employment by the Executive for Good Reason within a period of eighteen months following the Effective Date and also within a period of twelve months subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g) after the Effective Date, or a termination of employment by the Executive within a period of six months prior to the Effective Date and following the occurrence without the Executive's consent of any event described in Section
     (g)(i), (ii), (iii), or (iv) and it is reasonably demonstrated by the Executive that such event occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection or in anticipation of a Change in Control, or

         (iv) a voluntary termination of employment by the Executive without Good Reason following completion of one year of service after a Change in Control of the Company, provided that the voluntary termination must be effected by the Executive within six months after the completion of that one-year of service. Further, if the Executive gives written notice to the Company any time after a Change in Control of the Company but before completion of one year of service thereafter that the Executive intends to so voluntarily terminate and if the Executive should thereafter die while in the employ of the Company or incur a termination of employment because of Disability, in either case before completion of such one year of service, such death or termination of employment shall be treated as a Covered Termination Associated with a Change in Control.

If within fifteen days after the Company notifies the Executive that it is terminating his employment for Cause or the Executive notifies the Company that he is terminating his employment for Good Reason, the party receiving such notice notifies the other party that a dispute exists concerning the termination, then for purposes of this Section (c) the date of the Executive's termination of employment shall not be deemed to have occurred until the earlier of (i) the date that is 18 months following the Effective Date or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the date of termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

          (v) If a purported termination occurs prior to or following a Change in Control and the date of termination is extended in accordance with the preceding paragraph, the Company shall continue to pay the Executive the full compensation and benefits as one provided in the first sentence of Section 5(a) of the Agreement until the date of termination, as determined in accordance with the preceding paragraph. Amounts paid under this Section (c) are in addition to all other amounts due under the Agreement and shall not be offset against or reduce any other amounts due under the Agreement, other than amounts due under the first sentence of Section 5(a) of the Agreement.

     (d) "Covered Termination of Employment Not Associated with a Change in Control of the Company" means:

         (i) a termination of employment by the Company other than because of death or Disability and without Cause, or

         (ii) in the event the Executive is not appointed as the Chief Executive Officer of the Company or any successor company or companies on or before December 31, 2005 and the Executive terminates employment after December 31, 2005 but before March 31, 2006, or

         (iii) a termination of employment by the Executive for Good Reason subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g)(ii),
     (iii), (iv) or (v).

     (e) "Disability" means that the Executive has been unable, for a period of 180 consecutive business days, to perform the material duties of his job, as a result of physical or mental illness or injury and that a physician selected by the Company or its
insurers   and   acceptable  to  the  Executive  or   his   legal
representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before the expiration of such thirty-day period.

(f) "Effective Date" means the first date on which a Change in Control of the Company occurs, except that if Section 5 of the Agreement applies, the term shall mean the date immediately prior to the Executive's termination of employment.

     (g)  "Good Reason" means:

         (i) solely in the context of a Covered Termination Associated with a Change in Control, the assignment to the Executive of any duties inconsistent, in the reasonable judgment of the Executive, with the customary duties of a President of a comparably sized company or any other action by the Company that results in
     material   reduction   of   the   Executive's   duties   and
     responsibilities, or

         (ii) any failure by the Company from and after the date of the Agreement to provide for the continuation of the Executive's compensation (base salary and incentive compensation or bonus opportunity) and benefits and his participation in the Company's long-term incentive plans and programs on a basis commensurate with other senior executives of the Company, or any reduction in the Executive's base salary or percentage of base salary available as an incentive compensation or bonus opportunity relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the first date on which a Change in Control of the Company occurs or to the extent more favorable to the Executive, those in effect after such date, or from and after the first date on which a Change in Control of the Company occurs, a reduction in any material element of the Executive's compensation or benefits, or

         (iii) the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment immediately prior to the Effective Date, or

         (iv) the Company's requiring the Executive to travel on Company business to a materially greater extent than was required immediately prior to the Effective Date, or

         (v) the failure by the Company to comply with Section 12(a) of this Agreement.

     (h) "Highest Bonus Amount" means the higher of (i) the highest dollar bonus earned by the Executive under any cash bonus or incentive compensation plan of the Company during either the three complete fiscal years of the Company immediately prior to the Executive's termination of employment or the three complete fiscal years of the Company immediately preceding the Change in Control of the Company, whichever is more favorable to the
Executive,   or   (ii)   the  Executive's  bonus   or   incentive
compensation   "target"  for  the  fiscal  year  in   which   the
termination of employment occurs.